Exhibit 99.1

Alphatec Announces 2018 Preliminary Revenue Results,

2019 Revenue Outlook, and Senior Leadership Changes

CARLSBAD, Calif., (January 7, 2019) – Alphatec Holdings, Inc. (“ATEC” or “the Company”) (Nasdaq: ATEC) today announced preliminary revenue results for the fourth quarter and full year ended December 31, 2018 and provided revenue guidance for the full year 2019.  The Company also announced that Terry Rich has resigned as President, Chief Operating Officer, and as a member of the ATEC Board of Directors. Jeff Rydin, a member of the ATEC Board, will assume interim leadership of the Company’s sales organization, while Chief Executive Officer Pat Miles will assume Rich’s operations responsibilities in a combined role as President and CEO.

Preliminary, Unaudited 2018 Revenue

	Quarter Ended December 31, 2018	Year Ended December 31, 2018
Total Revenue	$25.2 million to $25.7 million	$91.5 million to $92.0 million
U.S. Revenue	$22.9 million to $23.4 million	$83.5 million to $84.0 million

Preliminary, unaudited 2018 revenue reflects the following:

•	Fourth quarter 2018 U.S. revenue sequential growth of 9% to 11% and fourth quarter year-over-year growth of 10% to 12%;
•	Increase in average daily sales for the third consecutive quarter, with average daily sales in December 2018 up more than 35% compared to average daily sales in January 2018;
•	Negative impact of approximately $9 million compared to 2017, resulting from the continued transition or termination of legacy non-strategic distribution; and
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Negative impact of approximately $7 million compared to 2017, resulting from decreased sales under the Company’s supply agreement with Globus Medical, Inc. (“Globus”), including lower-than-expected volume in the fourth quarter of 2018.

2019 Revenue Guidance

Year Ended December 31, 2019
Total Revenue	$98 million to $103 million
U.S. Revenue	$94 million to $98 million

Revenue guidance for 2019 reflects the following:

•	U.S. revenue growth between 13% and 17% compared to 2018;
•	Revenue from the planned mid-2019 commercial launches of the Company’s 2018 alpha products and advanced neuromonitoring platform;
•	Negative impact of up to $9 million compared to 2018, resulting from the continued transition or termination of legacy non-strategic distribution relationships; and
•	Negative impact of up to $4 million compared to 2018, resulting from further decreasing sales under the Company’s supply agreement with Globus.

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“Our preliminary revenue results for the fourth quarter mark an encouraging close to a transformative year,” said Pat Miles, Chairman and Chief Executive Officer of ATEC. “We expect continued investment in 2019 as we create an industry-leading portfolio. Through commercial launch of our 2018 alpha releases, and our exclusive neuromonitoring informatics solution, we are forming a clinically distinct, approach-based spine technology platform.  I am as confident as ever that we are building an organic innovation machine and look forward to generating future market disruption.”

Senior Leadership Changes

Terry Rich joined ATEC’s executive team and Board in December 2016, following leadership roles at Wright Medical Group, Inc. (WMGI), Tornier N.V., and NuVasive, Inc.  “Terry is a long-time friend and colleague who remains a significant ATEC shareholder with an enthusiastic interest in our continued success,” said Miles. “We appreciate his vital role in initiating the Company’s transformation and assembling a strong foundation of spine talent. On behalf of the Board and the entire ATEC Family, I want to thank Terry for his contributions and wish him the very best in the future.”

In conjunction with Rich’s departure, Rydin, a member of ATEC’s Board of Directors, will assume interim leadership of the ATEC sales organization, furthering its transition and advancing relationships in the distribution channel.  Rydin has over 27 years of experience in the medical device and healthcare fields, most recently as Chief Sales Officer of Ellipse Technologies, Inc. and, prior to that, as President of Global Sales at NuVasive, Inc., where he spent over 13 years leading the sales function.  In order to ensure a smooth transition, Rich will consult with the Company through June 30, 2019.

About Alphatec Holdings, Inc.

Alphatec Holdings, Inc., through its wholly-owned subsidiaries, Alphatec Spine, Inc. and SafeOp Surgical, Inc., is a medical device company that designs, develops and markets spinal fusion technology products and solutions for the treatment of spinal disorders associated with disease and degeneration, congenital deformities and trauma. The Company's mission is to improve lives by providing innovative spine surgery solutions through the relentless pursuit of superior outcomes. The Company markets its products in the U.S. via independent sales agents and a direct sales force.

Additional information can be found at www.atecspine.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward-looking statements include the references to the Company’s preliminary 2018 revenue, 2019 revenue, planned commercial launches and product introductions, and creating future market disruption. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the

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uncertainty of success in developing new products or products currently in the Company’s pipeline; the uncertainties in the Company’s ability to execute upon its strategic operating plan; the uncertainties regarding the ability to successfully license or acquire new products, and the commercial success of such products; failure to achieve acceptance of the Company’s products by the surgeon community; failure to obtain FDA or other regulatory clearance or approval for new products, or unexpected or prolonged delays in the process; continuation of favorable third party reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; the Company’s ability to compete with other products and with emerging new technologies; product liability exposure; an unsuccessful outcome in any litigation in which the Company is a defendant; patent infringement claims; claims related to the Company’s intellectual property and the Company’s ability to meet its financial obligations under its credit agreements and the OrthoTec LLC settlement agreement. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Tina Jacobsen

Investor Relations

(760) 494-6790

ir@atecspine.com

Company Contact:

Jeff Black

Chief Financial Officer

Alphatec Holdings, Inc.

ir@atecspine.com

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